Exhibit 99.1

2014 Annual Shareholders Meeting

July 29, 2014

Management Discussion Points

A.  Introduction

Good morning everyone, thank you for joining us today.  As Glenn mentioned, my name is Drew West and I am your newly appointed Chairman of the Board.  By now many of you I’m sure have read my bio and/or the introduction letter we sent out last month, but what you don’t know about me - is why I decided to take on this role as Chairman.

To me, business is about potential.  Potential brings a company opportunity, opportunity brings solutions, and solutions bring value.  In business, value comes in many different forms: wealth, security and even sometimes in ways that changes lives for the better. Isn’t that the potential we all saw in WSGI?  Isn’t that vision worth pursuing? I see a company that has potential and is positioning itself to create value - that is why I agreed to be a part of WSGI.

The business case for the Argus One airship has again risen to the forefront as the market searches for technology that will link all parts of the world to the Internet and how that next step in connectivity will change lives around the world.  The same can be said for the company’s workhorse - GTC.  GTC’s opportunities will continue to grow as we place more resources on marketing and sales channels within the US.

As your Chairman of the Board working with management, we have agreed on the following priorities in order of priority for the next year:

1.  Financial responsibility

The first focus here is on increasing revenue and managing overhead so our cash flow is sustainable and we can take deliberate action for long term growth.  We will constantly review our overhead to seek out paths of economy that do not compromise our effectiveness. Additionally, we will continue to press for more immediate increased revenue from our business units.

Parallel to this, management is aggressively working with our consultants to resolve multiple balance sheet issues.  We cannot expect substantial new investment if we don't quickly move beyond so-called legacy issues that make our balance sheet unhealthy.

Responsible cash flow management and aggressive balance sheet remediation are important to the health and success of our company both short-term and long-term.

2.  Continued growth of GTC

Presently GTC is our single revenue generating business subsidiary.  It has substantial potential for growth and expansion with healthy margins that can contribute to the overall success of WSGI.  In a moment you will learn that we have developed a written business case and accountable development timeline for our airship division.  By end of the third quarter we expect to have finalized a similar plan for GTC that describes the investment necessary to advance the company globally and increase both market penetration and net revenues to WSGI.  This plan will give us a key path forward for our foundational business subsidiary.

3.  Rapid development of our airship division

On July 8 we completed a written comprehensive business case and technology analysis for our airship division.  In that business case it became clear that the best use of our Argus One prototype is to continue to refine the middle altitude capabilities of the Argus One and continue to seek military and commercial partners in the United States and abroad through marketing partners such as Trident and EWA Government Systems.

As a secondary priority, we will attempt to develop it for stratospheric operations with a Google-Loon size miniaturized communications payload.  In the decade since Sanswire attempted to execute a high altitude airship technology, other vendors such as Google have miniaturized the effective payload size substantially.  We expect to approach developers of such Commercial Off-The Shelf miniaturized payloads seeking cooperation in testing and developing them upon an adapted version of the Argus One.

We have a growing team of strong partners, we have determination and a clear plan so it is time to execute our plans regarding the Argus One.  Like the moonshot, it will have key milestones along the way to keep you informed of the progress.

4.  New technologies and new opportunities

As we focus our energies on building products and services, we will continue seek out new opportunities, technologies and opportunities for acquisition.  The primary test of each will be if it distracts from our other higher priorities.  The second question will be if it increases shareholder value and the profitability and/or the effectiveness of the company to execute our overall strategy.

We have a strong internal team and a growing set of external partners.  Our loyal shareholders need us to do our very best to execute a clear and deliberate plan to make WSGI a success.  That is the goal.  Difficulty defines the context of the mission, but it does not dictate its outcome.  I thank you for the privilege of serving you as Chairman of the Board and to working with management to make the remainder of 2014 and 2015 banner years for WSGI.